UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 8, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS OBLIGATIONS

Item 1.01 Entry into Material Definitive Agreement

On July 8, 2013, in keeping with our strategy announced at the beginning of 2013, E-Waste Systems, Inc. (“EWSI”), has entered into a Letter of Intent (“LOI”) with  WWS Associates, Inc., which is trading as “2TRG”, (collectively the “Business”), a company incorporated in the State of Ohio and having its registered address of business at 11093 Kenwood Road, Cincinnati, Ohio 45242, to purchase all of the business, assets and selected liabilities of the Business and its shareholders (collectively the “Sellers”). The LOI is intended to reflect Sellers and Purchasers preliminary understandings only and not intended to be a binding agreement at this time.

The proposed transaction would be either a stock purchase or an asset purchase by EWSI of the Business, free and clear of any claims, liens or encumbrances except as it relates to certain debt of the Company.  The purchase price for the Business would be the assumption of and/or retirement of certain debt (the “Debt”), not to exceed 1.5Million and an incentive payment to management which shall be payable in newly issued restricted shares of EWSI’s common stock as well as a possibility of issuance of Series A Convertible Preferred Shares.

It is anticipated that the transaction will close (the “Closing”) on or before 30 days from completion of an audit of the Company’s financial statements for the last two fiscal years by Sadler Gibb and Associates audit firm.

A copy of the Letter of Intent is attached hereto as Exhibit 10.1.  The Standard Balance Sheet of 2TRG as of April 30, 2013 is attached hereto as Exhibit 99.1; the Standard Income Statement of 2TRG as of April 30, 2013 is attached hereto as Exhibit 99.2.  The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d)   EXHIBITS:

Exhibit No.	Description

10.1	Letter of Intent Entered Into Between EWSI and WWS Associates, Inc. Trading as 2TRG, as of July 8, 2013.

99.1	Standard Balance Sheet of 2TRG as of April 30, 2013

99.2	Standard Income Statement of 2TRG as of April 30, 2013

99.3	Press Release of July 9, 2013 Announcing Letter of Intent with 2TRG

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    July 8,  2013